Exhibit 99.1
Central Vermont Public Service

NEWS RELEASE - Corrected

For Immediate Release:  March 15, 2011
Central Vermont Reports 2010 Earnings

▪	2010 earnings of $21 million, up $0.3 million compared to 2009

➢	$2.8 million increase in purchased power expense
➢	$4.0 million decrease in other operating expenses
➢	$3.6 million increase in equity in earnings of affiliates

▪	Fourth-quarter earnings of $5.3 million, up $3.1 million compared to 2009

➢	$1.4 million decrease in operating revenue
➢	$0.6 million increase in purchased power expense
➢	$5.8 million decrease in other operating expenses
➢	$1.0 million increase in equity in earnings of affiliates

▪	Earnings for 2011 are forecasted to be in the range of $1.60 to $1.75 per diluted share. The allowed return on equity for 2011 is 9.45%

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated earnings of $21 million, or $1.66 per diluted share of common stock, for 2010, compared to $20.7 million, or $1.74 per diluted share of common stock, for the same period in 2009.  The lower 2010 earnings per diluted share of common stock are due to the successful completion of our common stock at-the-market program (“ATM”), discussed below.

CV reported fourth-quarter 2010 consolidated earnings of $5.3 million, or 40 cents per diluted share of common stock, compared to $2.2 million, or 18 cents per share, for the same period in 2009.

“We continue to make steady progress,” Executive Chairman, Bob Young said.  “Increased demand in the second half, attributable to warmer weather during the summer and some easing of the economic problems of the past couple of years, helped significantly.

“Vermont saw a decrease of roughly 1 percent in its unemployment rate in 2010, and we are seeing signs of an improving economy,” Young said.  “In the meantime, we will continue to focus on providing exemplary customer service, reliability and storm management.  We firmly believe that CV’s value to investors is intrinsically tied to the value we create for our customers.”

2010 results compared to 2009
Operating revenue decreased $0.2 million, including a $16.3 million decrease in resale revenue and a $1.9 million decrease in the provision for rate refund, offset by a $16.9 million increase in retail revenue and a $1.2 million increase in other operating revenue.

Resale revenue decreased due to lower 2010 contract prices associated with the sale of our excess energy, and a decrease in volumes sold due to the scheduled refueling outages at the Vermont Yankee plant and Millstone Unit #3.   The provision for rate refund is primarily the net deferrals and refunds of over- or under-collections of power, production and transmission costs as required by the power cost adjustment clause within our alternative regulation plan.  This increase included the unfavorable impact of $3.6 million of net deferrals and refunds in 2010 vs. the unfavorable impact of $1.7 million of net deferrals and refunds in 2009.  The increase in retail revenue primarily resulted from a 5.58 percent base rate increase, effective January 1, 2010, in addition to a resurgence of retail demand in the second half of 2010.  Other operating revenue increased primarily due to higher levels of mutual aid performed for other utilities in 2010 and the sale of renewable energy credits.

Purchased power expense increased $2.8 million, including a $9 million increase in short-term purchases, due to higher retail load and higher replacement power requirements, largely offset by a $6.4 million decrease in purchases under long-term contracts, due to the extended scheduled refueling outage at the Vermont Yankee plant and lower capacity costs from Hydro-Quebec.

Other operating expenses decreased $4 million, comprised principally of a decrease in transmission expenses of $8.9 million, resulting from higher NOATT reimbursements, partially offset by higher rates from ISO-NE.  Under the provisions of our alternative regulation plan, changes in transmission costs are subject to true-up in rates so there is no bottom-line impact.  Other operating expenses included a reduction in reserves for uncollectible accounts of $2.1 million primarily due to a large customer bankruptcy in 2009 and subsequent recovery in 2010.  These decreases were partly offset by increased service restoration costs of $5.6 million, of which $3.4 million of major storm costs were deferred under our alternative regulation plan; increased employee benefit costs of $1.2 million; increased environmental reserves and insurance costs of $0.9 million; increased depreciation expense of $0.6 million; increased property and other taxes of $0.7 million; and increased production fuel costs of $0.5 million.

Equity in earnings of affiliates increased $3.6 million, principally due to the return on the $20.8 million investment we made in Transco in December 2009.

Other income, net decreased $0.4 million, largely due to changes in the cash surrender value of variable life insurance policies included in our Rabbi Trust.

Fourth quarter 2010 results compared to 2009
Fourth quarter operating revenue decreased $1.4 million for many of the same reasons described above.

Purchased power expense increased $0.6 million over the same period in 2009 primarily due to increased purchases from independent power producers.

Other operating expenses decreased $5.8 million, largely due to the $4.3 million decrease in transmission expenses primarily resulting from higher NOATT reimbursements, and a reduction in reserves for uncollectible accounts of $1.2 million primarily due to a large customer bankruptcy in 2009 and subsequent recovery in 2010.  Changes in transmission expense are subject to true-up in rates so there is no bottom-line impact.

Equity in earnings of affiliates increased $1 million for the same reasons described above.

Other income, net increased $0.7 million, largely due to higher non-utility revenues and higher interest and dividend income.

2010 Common Stock Issuance
On January 15, 2010, we filed a Prospectus Supplement with the SEC, noting that we entered into an equity distribution agreement that allowed us to issue up to $45 million of common equity under an ATM continuous offering program.

Earnings per share for 2010 reflect the impact of shares issued under our ATM program. From April to December 2010, CV sold an aggregate of 1,498,745 shares in open market trading and direct placements under this program for aggregate gross proceeds of approximately $30.6 million.  The sale of shares under this program has been completed.  The net proceeds of the offering were used for general corporate purposes.

2011 Earnings Guidance
CV anticipates annual 2011 earnings to be in the range of $1.60 to $1.75 per diluted share.  The earnings range reflects an approved retail rate increase of 7.46 percent effective January 1, 2011 and an allowed rate of return of 9.45 percent in 2011, down from 9.59 percent in 2010.

Webcast
CV will host an earnings teleconference and webcast on March 16, 2011, beginning at 11 a.m. Eastern Time.  At that time, CV President and CEO Larry Reilly, Executive Chairman Robert Young and Chief Financial Officer Pamela Keefe will discuss the company’s financial results, as well as progress made toward achieving the company’s long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "CVPS 2010 Year End Earnings Call” link on the "Investor Relations" section of the company’s website at www.cvps.com. An audio archive of the call will be available later that day at the same location or by dialing 1-877-660-6853 within the U.S. or internationally by dialing 1-201-612-7415 and entering Account 286 and Conference ID 365459.

About CV
CV is Vermont’s largest electric utility, serving approximately 159,000 customers statewide.  CV’s non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Form 10-K
On Tuesday, March 15, 2011, the company filed its annual 2010 Form 10-K with the Securities and Exchange Commission.  A copy of that report is available on our web site, www.cvps.com, under the "Investor Relations" section. Please refer to it for additional information regarding our condensed consolidated financial statements, results of operations, capital resources and liquidity.

Reconciliation of Earnings Per Diluted Share
	Twelve Months	Fourth Quarter
	2010 vs. 2009	2010 vs. 2009
2009 Earnings per diluted share	$1.74	$0.18

Year-over-Year Effects on Earnings:
(Higher) lower other operating expenses (excludes exogenous deferral)	(0.18)	0.03
Higher purchased power expense	(0.13)	(0.02)
(Higher) lower maintenance expenses (excludes exogenous major storms)	(0.11)	0.01
(Lower) higher other income, net	(0.04)	0.04
(Higher) lower taxes other than income	(0.04)	0.05
Lower operating revenue	(0.01)	(0.07)
Lower transmission expenses	0.43	0.20
Higher equity in earnings of affiliates	0.16	0.03
Other (includes income tax adjustments, impact of additional common shares and various items)	(0.16)	(0.05)
2010 Earnings per diluted share	$1.66	$0.40

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, volatility in the financial markets, and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Senior Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com

Central Vermont Public Service Corporation – Consolidated
Earnings Release
(dollars in thousands, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
Condensed Income statement	2010	2009	2010	2009
Operating revenues:
Retail sales	$76,993	$71,997	$294,406	$277,529
Resale sales	11,335	13,027	37,957	54,279
Provision for rate refund	(5,942)	(561)	(3,598)	(1,689)
Other	3,203	2,490	13,160	11,979
Total operating revenues	85,589	86,953	341,925	342,098

Operating expenses:
Purchased power - affiliates and other	40,736	40,091	160,774	157,982
Other operating expenses	38,294	44,084	156,151	160,195
Income tax (benefit) expense	2,091	492	7,545	5,033
Total operating expense	81,121	84,667	324,470	323,210
Utility operating income	4,468	2,286	17,455	18,888

Other income:
Equity in earnings of affiliates	5,241	4,276	21,098	17,472
Other, net	744	3	1,078	1,511
Income tax expense	(2,183)	(1,632)	(7,117)	(5,640)
Total other income	3,802	2,647	15,059	13,343

Interest expense	2,953	2,753	11,560	11,482
Net income	5,317	2,180	20,954	20,749
Dividends declared on preferred stock	92	92	368	368
Earnings available for common stock	$5,225	$2,088	$20,586	$20,381

Per common share data
Earnings per share of common stock - basic	$0.40	$0.18	$1.66	$1.75
Earnings per share of common stock - diluted	$0.40	$0.18	$1.66	$1.74

Average shares of common stock outstanding - basic	13,144,056	11,697,392	12,370,486	11,660,170
Average shares of common stock outstanding - diluted	13,194,390	11,764,277	12,405,866	11,705,518

Dividends declared per share of common stock	$0.00	$0.00	$0.92	$0.92
Dividends paid per share of common stock	$0.23	$0.23	$0.92	$0.92

Supplemental financial statement data
Balance sheet
Investments in affiliates			$171,514	$129,733
Total assets			$710,746	$632,152
Common stock equity			$272,728	$231,423
Long-term debt (excluding current portions)			$188,300	$201,611
Cash Flows
Cash and cash equivalents at beginning of period			$2,069	$6,722
Cash provided by operating activities			53,527	42,042
Cash used for investing activities			(91,405)	(52,931)
Cash provided by financing activities			38,485	6,236
Cash and cash equivalents at end of period			$2,676	$2,069

Refer to our 2010 Form 10-K for additional information